Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 1st Quarter 2008 EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact: Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, April 23, 2008 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported relatively stable net earnings of $423,000 for the first quarter of 2008, as compared to $434,000 for the first quarter of 2007. Earnings per share for the quarter ended March 31, 2008 were $0.43 and remained the same as compared to the first quarter of 2007.

The Company had asset growth of approximately $14.0 million during the first quarter of 2008, which was primarily the result of additional borrowings and investment activities. Approximately $10.7 million in fixed low-rate borrowings were obtained from the Federal Home Loan Bank of Atlanta. These borrowings were initiated primarily for investment purposes with funds generally being placed in matching term investment instruments. Total investments in securities available for sale increased by $7.3 million for the period ending March 31, 2008, as compared to total securities at December 31, 2007. Investments in interest bearing deposits increased by approximately $8.2 million for the period ending March 31, 2008, as compared to December 31, 2007. These investment instruments were placed at a rate of interest higher than the borrowing rate in an effort to increase the bank’s overall net interest spread.

The Company’s loan portfolio decreased by approximately $2.0 million or 1.62% as of March 31, 2008, and is primarily attributed to residential real estate loan payoffs and refinance activities. The deposit portfolio increased by $3.0 million or 2.38% during the same period, with the majority of this growth being in time deposits. The Company’s capital position as of March 31, 2008 was $16.5 million, or 9.97% as a percentage of total assets.

The Company’s book value as of March 31, 2008 was $16.31 per share, as compared to a book value of $16.09 per share as of December 31, 2007. This represents an increase of 1.37%. Additionally, shareholder dividend payments for the first quarter of 2008 were increased by 7.14%, as compared to the same period last year.

Management recognizes that prevailing economic conditions have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with seven banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

Additional financial highlights for the quarter ending March 31, 2008 are included in the table below.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	For the Quarter Ended March 31,
	2008	2007
Condensed Statement of Income

Interest and dividend income	$2,653	$2,593
Interest expense	995	903

Net interest income	1,658	1,690

Provision for loan losses	105	45

Net interest income after provision for loan losses	1,553	1,645

Non-interest income	421	282
Non-interest expense	1,326	1,273

Income before income taxes	648	654
Income tax expense	216	220

Net Income	$432	$434

	March 31, 2008	December 31, 2007
Balance Sheet Summary

Total Assets	$165,778	$151,825
Total Deposits	130,380	127,355
Total Loans, Net of Unearned	123,571	125,611
Stockholders’ Equity	16,533	16,275

Per Share Information
Net income per share, basic and diluted	$0.43	$0.43
Dividends per share	0.15	0.14
Book value per share	16.31	16.09